SHARE SUBSCRIPTION AGREEMENT

(Class A Common Stock)

This SHARE SUBSCRIPTION AGREEMENT (this "**Agreement**") is entered into as of January 13, 2017, between Teekay Tankers Ltd., a Marshall Islands corporation (the "**Company**"), and Teekay Holdings Limited, a Bermudian holding company ("**Purchaser**").

WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to issue and sell to Purchaser, and Purchaser desires to subscribe for and purchase from the Company, a total of 2,155,172 shares of the Company's Class A common stock (the "**Subscribed Shares**") at a price per share of US$2.32 (equal to the per share volume-weighted average price of the Company's Class A common stock for the 10 trading days ending on and including January 13, 2017), for an aggregate purchase price of US$5,000,000 (the "**Subscription Amount**").

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Subscription and Issuance of New Shares

1.1 Subscription and Issuance of New Shares. On the terms and subject to the conditions set forth herein, the Company agrees to issue and deliver to Purchaser, and Purchaser agrees to purchase and acquire from the Company, on the Closing Date (as defined below), the Subscribed Shares.

1.2 Closing. The issuance and delivery of the Subscribed Shares referred to in Section 1.1 (the "**Closing**") shall take place remotely by electronic exchange of closing deliveries, as of January 16, 2017 or such other date as mutually agreed by the parties (the "**Closing Date**").

1.3 Subscription Amount. In consideration for the issuance and delivery by the Company of the Subscribed Shares, Purchaser shall make a cash payment in the amount of the Subscription Amount.

1.4 Closing Deliveries. At the Closing, the parties shall, respectively, make the following deliveries:

(a) Purchaser shall deliver to the Company by wire transfer of immediately available funds or such other method as shall be acceptable to the Company, in either case to an account or accounts to be designated in writing by the Company an amount equal to the Subscription Amount.

(b) After receiving the full Subscription Amount, the Company shall instruct the Company's transfer agent to register the Subscribed Shares in the name of Purchaser (or its designee) as the record holder of the Subscribed Shares.

Section 2. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

2.1 Purchaser is acquiring the Subscribed Shares for its own account for investment and not with a view to, or offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Subscribed Shares in violation of the Securities Act of 1933, as amended (the "**Securities Act**").

2.2 Purchaser understands that (a) the Subscribed Shares have not been registered under the Securities Act or the securities or "blue sky" laws of any jurisdiction and are issued by reason of specific exemptions from registration under the provisions thereof which depend, in part, upon the investment intent of Purchaser and upon the representations made by Purchaser in this Agreement, (b) the Subscribed Shares cannot be offered, sold or transferred unless they are registered and/or qualified under the Securities Act and any other applicable securities and "blue sky" laws, or are exempt from such qualification or registration, and the provisions of the Shareholders Agreement have been complied with, (c) there is no assurance that any exemption from registration under the Securities Act and any applicable state or "blue sky" laws or regulations will be available, or if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Subscribed Shares in the amounts or at the times Purchaser may propose, (d) except as otherwise set forth in the Registration Rights Agreement, entered into between the Company and Purchaser in December 2007 (the "**Registration Rights Agreement**"), the Company has no obligation or present intention of registering the Subscribed Shares, and (e) the Company is relying upon the representations, warranties and agreements made by Purchaser in this Agreement.

2.3 Purchaser represents that neither the Company nor any person acting on its behalf, has offered to sell or sold the Subscribed Shares (or any other securities of the Company) to Purchaser by means of any form of general solicitation or general advertising.

2.4 Purchaser represents that Purchaser is an "Accredited Investor" as defined in Rule 501of Regulation D of the Securities Act.

Section 3. Miscellaneous

3.1 Waiver, Amendment. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, change, discharge or termination is sought.

3.2 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Purchaser without the prior written consent of the Company; provided, that the Subscribed Shares may be delivered to a designee of the Purchaser if such designee is an affiliate of the Company.

3.3 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

3.4 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

3.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement or serve as a limitation or expansion on the scope of any term or proviso of this Agreement.

3.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the law of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Subscription Agreement as of the date first above written.

PURCHASER

TEEKAY HOLDINGS LIMITED

By: ______________________________
Name: Edith Robinson
Title: President

COMPANY

TEEKAY TANKERS LTD.

By: ______________________________
Name: Edith Robinson
Title: Secretary